EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in Amendment No. 1 to this Registration Statement on Form S-1 of our report dated July 15, 2005 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of BIOLASE Technology, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Orange County, California

December 21, 2005